Exhibit 99.1

Rio Vista Energy Partners L.P. Receives Notice of Non Compliance From Nasdaq

BROWNSVILLE, Texas—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership, announced today that it had received on August 18, 2009 a letter from the Nasdaq Stock Market (“Nasdaq”) staff indicating that since Nasdaq did not receive Rio Vista’s Report on Form 10-Q for the period ended June 30, 2009 (June 2009 Delinquent Filing), Rio Vista was not in compliance with Nasdaq Listing Rule 5250(c)(1) for continued listing on The Nasdaq Capital Market. Rio Vista previously disclosed in its Current Report on Form 8-K filed on August 17, 2009 that the filing of its June 30, 2009 Form 10-Q was going to be delayed. As previously reported, Nasdaq has informed Rio Vista that it is delinquent in connection with Rio Vista’s March 31, 2009 Form 10-Q (Initial Delinquent Filing) and Nasdaq is currently reviewing Rio Vista’s plan to regain compliance with the Initial Delinquent Filing (March 2009 Plan). If the March 2009 Plan is accepted by Nasdaq, Nasdaq may grant Rio Vista an extension until November 11, 2009, to satisfy the deficiencies in the Initial Delinquent Filing.

In connection with the June 2009 Delinquent Filing, Nasdaq has provided Rio Vista until October 19, 2009 to submit its plan to regain compliance (June 2009 Plan) and if the June 2009 Plan is approved, Nasdaq may provide an extension of up to 180 calendar days from the due date of the Initial Delinquent Filing, or November 11, 2009.

About Rio Vista Energy Partners L.P.

Rio Vista is a master limited partnership engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista. Rio Vista has recently announced that it has entered into a non-binding letter of intent to sell its Hopewell, Virginia operations.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding Rio Vista’s ability to meet Nasdaq requirements for continued listing on The Nasdaq Capital Market. There is no assurance that Rio Vista’s plan for compliance to meet the requirement for continued listing in connection with the Initial Delinquent Filing and/or the June 2009 Delinquent Filing, will be approved and/or completed as planned. If Rio Vista’s common units were to be delisted from the Nasdaq Capital Market, common unitholders may be negatively impacted. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Contacts:
Rio Vista Energy Partners L.P.

Ian T. Bothwell,
760-772-9080